Exhibit 99.1

VOC Energy Trust

VOC Energy Trust Announces Trust Quarterly Distribution

VOC ENERGY TRUST

The Bank of New York Mellon Trust Company, N.A., Trustee

NEWS RELEASE

FOR IMMEDIATE RELEASE

Austin, Texas, January 16, 2014 — VOC Energy Trust (NYSE Symbol — VOC) announced the Trust distribution of net profits for the fourth quarterly payment period ended December 31, 2013.

Unitholders of record on January 30, 2014 will receive a distribution amounting to $9,690,000 or $0.57 per unit, payable February 14, 2014.

Volumes, average sales prices and net profits for the payment period were:

Sales volumes:
Oil (Bbl)	194,014
Natural gas (Mcf)	148,073
Total (BOE)	218,693
Average sales prices:
Oil (per Bbl)	$95.98
Natural gas (per Mcf)	$4.52
Gross proceeds:
Oil sales	$18,621,433
Natural gas sales	669,851
Total gross proceeds	$19,291,284
Costs:
Production and development costs:
Lease operating expenses	$3,685,711
Production and property taxes	2,335,396
Development expenses	796,133
Total production and development costs	$6,817,240

Settlement of hedge contracts — payments made	123,630
Total costs	$6,940,870
Net proceeds	$12,350,414
Percentage applicable to Trust’s Net Profits Interest	80%
Net profits interest	$9,880,331
Increase in cash reserve held by VOC Brazos Energy Partners, L.P.	(0)
Total cash proceeds available for the Trust	$9,880,331
Provision for estimated Trust expenses	(190,331)
Net cash proceeds available for distribution	$9,690,000

This press release contains forward-looking statements. Although VOC Brazos Energy Partners, L.P. has advised the Trust that VOC Brazos Energy Partners, L.P. believes that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The announced distributable amount is based on the amount of cash received or expected to be received by the Trustee from the underlying properties on or prior to the record date with respect to the quarter ended

December 31, 2013.  Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause these statements to differ materially include the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, the ability of commodity purchasers to make payment, and other risk factors described in the Trust’s Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission. Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligation, to update any of the statements included in this press release.

Contact:                                                VOC Energy Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Mike Ulrich

(855) 802-1094

919 Congress Avenue, Austin, TX  78701